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                                   EXHIBIT 11


    BALLARD MEDICAL PRODUCTS

    COMPUTATION OF INCOME PER COMMON SHARE
    AND COMMON SHARE - ASSUMING DILUTION
    FOR THE THREE MONTHS ENDED DECEMBER 31, 1998 AND 1997

                                 Period                            Income
                   Cumulative      Out-     Average         Net       Per
                       Shares  Standing      Shares       Income    Share

     Income
     per
     common
     share -
     basic:
     1998       2,772,229,096        91  30,464,056   $7,662,431   $0.252

     1997       2,736,869,590        91  30,075,490    8,511,005   $0.283

     Income
     per
     common
     share -
     diluted:
     1998       2,811,844,399        91  30,899,389   $7,622,431   $0.248

     1997       2,804,016,033        91  30,813,363    8,511,005   $0.276